UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

HARLEYSVILLE NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

483 Main Street, Harleysville, PA	19438
(Address of principal executive offices)	(Zip Code)

215-256-8851

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On April 18, 2008, Harleysville National Corporation (the “Corporation”) announced the employment of Joseph D. Blair as Executive Vice President of the Corporation and Harleysville National Bank and Trust Company, the Corporation’s wholly-owned subsidiary (the “Bank”) and President of Millennium Wealth Management, a division of the Bank effective April 17, 2008.

Mr. Blair, age 56, was recently a client advisor with Neuberger Berman (Lehman). Prior to that, he was President of Wilmington Advisors from 2005 to 2007, where he developed WSFS into a leading provider of wealth management services. His experience from 1999 to 2005 includes leadership roles with Commerce Bank’s capital markets and investment divisions, and Advest, Inc.’s taxable fixed income and municipal and equities securities group. As President of J.D. Blair Securities Group in Boston from 1992 to 1999, he advised private equity firms, sophisticated individual investors with high net worth, mutual funds, pension funds and financial institutions. There are no arrangements or understandings between Mr. Blair and any person(s) other than the Corporation and the Bank pursuant to which he was selected as an executive. There are no family relationships between Mr. Blair and any director or other executive officer of the Corporation.

Mr. Blair has entered into an employment agreement with Harleysville Management Services, LLC, a wholly-owned subsidiary of the Corporation, effective April 17, 2008 (the “Agreement”). There is no information required to be disclosed regarding related party transactions between the Corporation and Mr. Blair or his immediate family.

Among various provisions, the material terms of the Agreement are summarized as follows:

1.
The initial term of the agreement is 2 years.  The Agreement automatically extends for an additional year beginning on the second anniversary of the date of the Agreement and then on the same date of each subsequent year unless either party gives 120 days notice of non-renewal.

2.	If Mr. Blair’s employment is terminated for “cause”, as defined in the agreement, all rights and benefits under the Agreement terminate automatically.

3.
If Mr. Blair’s employment is terminated without cause or for “good reason,” he will receive a payment equal to 1 times his then annual base salary payable in twelve equal monthly installments and continue to receive benefits for twelve months or until substantially similar benefits are secured.

4.	If Mr. Blair’s employment is terminated due to disability, as defined in the Agreement, then he shall receive 70% of his salary until the earlier of:

a.	His return to work;

b.	He reaches age 65;

c.	His death; or

d.	The expiration of the agreement under its terms.

Amounts payable to Executive under the Registrant's disability insurance policies will be offset against these payments.

5.	If Mr. Blair dies, the Agreement and all benefits under it (other than vested plan benefits) automatically terminate.

6.	Mr. Blair’s initial compensation, subject to annual review and increase, is:

a.	Annual base salary of $275,000;

b.	Participation in any incentive plans;

c.	Four weeks paid vacation as permitted pursuant to company policies;

d.	Participation in all employee benefit plans;

e.	Automobile and allowance of $600 per month;

f.	Reimbursement of any business expenses;

7.
Upon termination of Mr. Blair’s employment following a change in control, he shall receive a payment in an amount equal to and no greater than 1 times his then annual base salary payable in twelve equal monthly installments and continue to receive benefits for twelve months or until substantially similar benefits are secured all of which are subject to an excise tax reduction clause.

8.
The Agreement is subject to customary non-competition and confidentiality provisions during the Executive’s employment and for one year following the date of termination of his employment regardless of the reason for termination.

A press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

ITEM 9.01 Financial Statements and Exhibits

(a)	Financial Statements and Exhibits

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated April 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARLEYSVILLE NATIONAL CORPORATION
(Registrant)

Dated: April 18, 2008	/s/ George S. Rapp
George S. Rapp
Executive Vice President, and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated April 18, 2008.